Exhibit 10.13
[Letterhead of Mr. Ma Shing Yung]
DEG — Deutsche Investitions- und
Entwicklungsgesellschaft mbH
Kämmergasse 22
50676 KöIn
Federal Republic of Germany
6 April 2011
Amended and Restated Share Retention Letter by Mr. Ma Shing Yung
with regards to the Loan Agreement between DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH (“DEG”) and China Linong International Limited (the “Company”)
Dear Sir or Madam,
By a loan agreement (hereinafter the “DEG Loan Agreement”) dated 10 November 2009 between the Company and DEG, DEG agreed, subject to the terms and conditions therein set forth, to participate in the financing of the Project (as defined in the DEG Loan Agreement) by means of a long-term loan to the Company of up to USD18,000,000 (in words: eighteen million United States Dollars) (hereinafter the “DEG Loan”) of which USD 12,000,000 have been disbursed, for the purposes and on the terms set forth in the DEG Loan Agreement. Pursuant to Article 4 of the DEG Loan Agreement, it was a condition precedent to the disbursements of the DEG Loan that I shall have provided the Share Retention Letter (hereinafter the “Letter”) dated 10th November 2009. In the meantime, Le Gaga Holdings Limited, a limited liability company incorporated and existing under the laws of the Cayman Islands (hereinafter “Le Gaga”) became 100% shareholder of the Company when all shareholders of the Company exchanged their shares in the Company for shares in Le Gaga pro rata at a 1:1000 ratio. Le Gaga filed for initial public offering on 29th October_2010. In order to reflect the changes I agree to provide this Amended and Restated Share Retention Letter (hereinafter the “Amendment Letter”):
I confirm that I am a Hong Kong citizen (ID number: P625254(4)) whose private address is FLAT2, 16/F, TOWER1, THE METROPOLIS RESIDENCE, 8 METROPOLIS DRIVE, HUNG HOM, KOWLOON, HONGKONG SAR, People’s Republic of China. As at the date of this Letter, I am indirectly (through Grow Grand Limited, a limited liability company incorporated and existing under the laws of the British Virgin Islands and Le Gaga) holding 29.97% of the total issued share capital of the Company.

I hereby covenant with DEG that, for the period from the date of this Amendment Letter to the date on which the principal of the DEG Loan and any interest or other sums due under the DEG Loan Agreement are fully paid (hereinafter the “Relevant Period”), I shall not, and shall procure that Grow Grand Limited and Le Gaga shall not, without obtaining the prior written consent of DEG, sell, assign, transfer or otherwise dispose of, create any lien over, pledge or encumber in any manner any share of the Company which I and/or Grow Grand Limited and/or Le Gaga now own or will come to own during the Relevant Period if the effect would be that immediately following the completion of such sale, assignment, transfer or disposal or the enforcement of such lien, pledge or encumbrance, the number of shares in the Company held by me directly and/or indirectly through Grow Grand Limited and Le Gaga would fall below 509,770 shares, PROVIDED THAT the foregoing covenant shall not apply to the sale or disposal of up to 100,000 shares held by me directly and/or indirectly through Grow Grand Limited and Le Gaga in the Company in each twelve-month period (or in the case of the period that commences after the expiry of the last complete twelve-month period and extends up to 30 April 2016, during such period) falling after the first anniversary of the date of closing of the initial public offering of shares in Le Gaga to 30 April 2016 (each, hereinafter, a “Sale Period”) (for the avoidance of doubt, the right to sell or dispose of the shares in the Company under this paragraph (b) shall not be cumulative and hence, to the extent that such right is not exercised in full in any Sale Period, the number of shares permitted to be sold or disposed of in any other Sale Period shall not be increased).
For the avoidance of doubt, the covenant given by me herein shall not apply to any reduction of my shareholding percentage or the shareholding percentage of Grow Grand Limited or Le Gaga in the Company as a result of the issue of new shares or securities by the Company.
This Amendment Letter shall be governed by and be construed in accordance with the laws of the Federal Republic of Germany.
Yours sincerely

/s/ Ma Shing Yung Ma Shing Yung

Agreed:
Cologne, this May 3rd 2011
DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH

/s/ Dr. Marc Sasse		/s/ [ILLEGIBLE]

By:	Dr. Marc Sasse	By:	[ILLEGIBLE]
Title:	Senior Counsel	Title:	Senior Investment Manager
                    , this                      2011